Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Leigh J. Abrams, President and CEO
Phone: (914) 428-9098 Fax: (914) 428-4581
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS FOURTH STRAIGHT YEAR OF RECORD

SALES AND PROFITS

White Plains, New York – February 15, 2006 – Drew Industries Incorporated (NYSE: DW) today announced a 34 percent increase in net income on a 26 percent increase in net sales for the year ended December 31, 2005.

Drew, a leading supplier of components for recreational vehicles (“RV”) and manufactured housing (“MH”), reported that net sales reached a record $669 million in 2005, up $138 million from the $531 million reported in 2004. Net income increased to $33.6 million, or $1.56 per diluted share, in 2005, compared to $25.1 million, or $1.18 per diluted share, in the prior year. This is the fourth consecutive year that Drew has achieved record net sales and net income.

Fourth quarter net income and net sales also reached record levels, with net income more than doubling to $9.3 million, or $0.43 per diluted share in the current fourth quarter, compared to $3.5 million, or $0.16 per diluted share in the fourth quarter of 2004. Net sales for the quarter reached a record $181 million, up 37 percent from the $132 million reported in last year’s fourth quarter, driven by growth in both Drew’s RV and MH segments.

The Company’s first and fourth quarters are traditionally the weakest in terms of sales and profits due to the seasonality of the industries in which Drew operates. In the fourth quarter of 2005, sales increased by nearly 6 percent from the third quarter, as seasonality was more than offset by the impact of hurricane-related sales.

The 2004 fourth quarter results included an after-tax charge of $0.9 million, or $0.04 per diluted share, due to an adverse jury verdict related to a workplace accident. An additional charge of $1.1 million, or $0.05 per diluted share, relating to this litigation was recorded in the first quarter of 2005. In the third quarter of 2005, the Company settled the litigation and reversed a portion of the previously recorded charges. Accordingly, net income for 2005 was reduced by $0.5 million or $0.02 per diluted share related to this litigation. In addition, in the first quarter of 2005, the Company recorded charges related to other legal proceedings that reduced net income by an additional $0.3 million, or $0.01 per share.

“We are extremely pleased that we were able to continue our string of record quarterly and year-end sales and profit results,” said Leigh J. Abrams, Drew’s President and CEO. “Our management team continued to execute our strategic plan, gaining market share in many of our established product lines and introducing several new products. In addition, we completed an acquisition in May 2005 that increased our share of the market for manufactured housing chassis and continued our uninterrupted streak of successful and accretive acquisitions.”

Drew reported that its $138 million increase in net sales in 2005 consisted of organic growth of about $40-$45 million, sales price increases of $30-$33 million, sales growth of about $30 million due to acquisitions, and sales of components for emergency shelters purchased primarily by the Federal Emergency Management Agency (“FEMA”) of approximately $32-$35 million. Drew estimates that sales of hurricane-related products added between $0.11 and $0.15 per share to earnings in 2005, including $0.10 to $0.13 per share in the fourth quarter.

“From all reports, the devastation caused by the Gulf Coast hurricanes in August through October 2005 was the worst ever experienced in the U.S.,” said Abrams. In response to these disasters, FEMA purchased thousands of travel trailers and manufactured homes from both manufacturers and dealers for emergency shelter. It is estimated that during the last four months of 2005, FEMA purchased more than 20,000 travel trailers, primarily from RV dealers, and about 39,000 other emergency living units (“ELUs”) from the RV industry (the 39,000 ELUs purchased by FEMA in 2005 are not included in the RV industry production or sales statistics), and bought as many as 20,000 manufactured homes. Similarly, as a result of hurricanes in 2004, FEMA reportedly purchased about 13,500 RVs and approximately 3,500 manufactured homes in 2004.

“We are proud to play even a small part in helping our industries provide emergency shelter for the victims of this tragedy,” said Abrams. “It appears that most of the shelters ordered by FEMA have now been produced, but we do expect to see some carryover into 2006. In addition, industry sales in 2006 may increase due both to the need to replenish dealer lots that were depleted while manufacturers diverted their production capabilities to filling FEMA orders, and the permanent rebuilding of the hurricane-stricken areas.”

Drew’s sales during January 2006 increased approximately 35 percent compared to January 2005, and February sales have started out strong, partly due to the continuing impact of FEMA-related orders.

“We look forward to a solid first quarter as a result of strong sales levels and improving production efficiencies, particularly in some of our newer RV product lines,” said Fred Zinn, Drew’s Executive Vice President and CFO. “However, costs of certain key raw materials in our year-end inventory were somewhat higher than material costs expensed during the fourth quarter, and these costs have continued to rise since year-end, which could impact first quarter margins.”

During 2004 and 2005, the Company experienced significant increases in the cost of steel and other raw materials, and as a result passed on sales price increases in 2005 aggregating more than $30 million, in addition to more than $40 million of sales price increases in 2004. “While operating income has not been significantly affected because of these cost increases, our profit margin percent was reduced as the cost increases were largely passed on to customers without margin,” said Zinn.

Drew said operating results in 2005 also benefited from the May 2004 acquisition of Zieman Manufacturing and the May 2005 acquisition of Venture Welding, both of which have performed better than pre-acquisition estimates. Consolidation of those acquisitions into the Company’s existing businesses and facilities continues, resulting in on-going improvements in efficiencies and margins, as well as expanded sales opportunities.

Operating results for 2005 were also impacted by start-up losses aggregating nearly $2.7 million before taxes, including more than $1.1 million in the fourth quarter, relating to new factories and newly introduced product lines. This compares with about $0.3 million of start-up losses in 2004. Many of the challenges encountered by these new operations have been addressed, but at a slower rate than Drew had anticipated, and the Company expects a substantial reduction in the level of these losses in the first quarter of 2006.

“Despite facing some growing pains in 2005, it was an outstanding year for Drew,” said Abrams. “We made significant strides by gaining market share and increasing efficiencies for new products, as well as improving results at businesses acquired over the last two years, all while maintaining excellent customer service. We continue to invest heavily in growth in terms of capital improvements, product quality programs, and most importantly, in people, and we are optimistic that these investments will continue to yield favorable returns.”

Recreational Vehicle Products Segment

Drew supplies windows, doors, chassis, slide-out mechanisms and power units, axles, bath products and electric stabilizer jacks, primarily for travel trailers and fifth-wheel RVs. Drew’s RV segment, which also includes specialty trailers, represented 67 percent of net sales in 2005.

During late 2004 and 2005, Drew introduced several new products for the RV and specialty trailer markets, including products for the motorhome market, a new category for the Company. New products introduced in 2004 and 2005 included slide-out mechanisms and leveling devices for motorhomes, axles for towable RVs and specialty trailers, bath products and entry steps for RVs, and exterior parts for both towable RVs and motorhomes. The Company estimates that the market potential of these products exceeds $600 million, and in the fourth quarter of 2005, the Company’s sales of these products were running at an annualized rate of more than $70 million.

“Our ability to pick up better than 10 percent market share in these new product segments in less than two years is a testament to our design and manufacturing expertise and the trust our customers place in us to consistently deliver high quality, value-added products,” Abrams said.

Drew reported that as of August 2005, industry production of towable RVs was running approximately 4 percent ahead of the record pace set in 2004. In September 2005, industry production jumped dramatically in response to the demand for emergency housing for the victims of the 2005 Gulf Coast hurricanes. For all of 2005, industry production of travel trailers and fifth wheel RVs, Drew’s primary markets, increased nearly 27,000 units, or 11 percent from 2004, including the traditional travel trailers purchased by FEMA. In addition to traditional travel trailers, the RV industry produced nearly 39,000 emergency living units, or “ELUs”, for FEMA in the last four months of 2005. Total industry-wide production of traditional travel trailers, fifth wheel RVs and ELUs increased more than 25 percent in 2005. Drew’s content per unit in traditional travel trailers and fifth wheel RVs is considerably more than in the ELUs purchased by FEMA.

In contrast to the increase in production of towable RVs before and after the hurricanes, sales of motorhomes in 2005 were down 14 percent compared to 2004, largely because of lower consumer confidence levels, excess inventories, higher gasoline prices and, to a lesser extent, rising interest rates.

Drew’s RV segment outperformed the industry by achieving a 29 percent increase in sales to a record $448 million in 2005, including a 39 percent sales increase in the fourth quarter of 2005. Excluding price increases relating to steel and other raw materials and sales by Zieman, acquired in May 2004, the RV segment achieved organic sales growth of more than 19 percent in 2005, inclusive of the impact of hurricane-related orders.

The operating profit margin of Drew’s RV segment improved slightly, to 9.3 percent in 2005 from 9.2 percent in the prior year, despite continuing increases in raw material costs, start-up losses of nearly $2 million, and lower than typical margins on other new product lines. The fourth quarter operating margin of the RV segment improved to 8.6 percent from 6.2 percent in the 2004 fourth quarter, largely on the strength of increased sales. Last year’s fourth quarter was adversely impacted by increases in steel costs that had not yet been passed on to customers, as well as charges related to the closure of under-performing facilities.

Manufactured Housing Products Segment

Drew supplies vinyl and aluminum windows and screens, chassis, chassis parts, and bath and shower units to the MH industry. Drew’s MH segment represented 33 percent of net sales in 2005.

Drew’s MH segment sales increased 21 percent to $221 million in 2005, up from $183 million last year. Excluding price increases relating to steel and other raw materials and the sales resulting from acquisitions, Drew’s MH segment achieved sales growth of approximately 6 percent, including the impact of hurricane-related orders.

According to industry statistics, through August 2005 industry-wide production of manufactured homes was running about 2 percent or 1,600 homes higher than in 2004. As in the RV industry, production levels in the MH industry increased dramatically in response to the need for emergency shelters to house hurricane victims. For the entire year, industry production increased approximately 12 percent, to nearly 147,000 homes, including an estimated 20,000 homes for FEMA. In comparison, the 131,000 homes produced by the industry in 2004 included approximately 3,500 homes ordered by FEMA. As a result of the demand by FEMA, there was a significant shift in production in 2005 toward smaller, single-section MH in which Drew has substantially less product content per home. Excluding the homes purchased by FEMA in both 2004 and 2005, industry production was essentially flat.

The operating profit of the MH segment increased to 10.8 percent in 2005, from 10.1 percent last year. The litigation charges in 2005 and 2004 related to the previously announced workplace accident were included in Drew’s MH segment. Excluding these charges, the operating profit margin of this segment increased slightly to 11.2 percent in 2005 from 11.0 percent last year, despite more than $0.7 million in start-up losses and continuing increases in raw material costs. Excluding expenses related to the litigation, fourth quarter segment margins improved to 12.3 percent in 2005, compared to 9.7 percent in the fourth quarter last year. Last year’s fourth quarter was adversely impacted by increases in steel costs that had not yet been passed on to customers.

“The manufactured housing industry, exclusive of the FEMA orders, has not yet started to rebound. Yet, we continue to gain market share and sustain our track record of profit growth as a leading supplier to this market,” said Abrams. “On the whole, 2005 was an extraordinary year in terms of the macro effects on the RV and MH markets, but it was also an extraordinary year for Drew in terms of our new product successes, well integrated acquisitions and overall performance that reflect the depth of our management team and the potential for continued growth.”

Conference Call

Drew will provide an online, real-time webcast and rebroadcast of its fourth quarter and year-end earnings conference call Thursday February 16, 2005, at 11:00 a.m. Eastern time, on the Company’s website, www.drewindustries.com. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 27472092. A replay will also be available on Drew’s website.

About Drew

Drew, through its wholly owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes. Drew’s products include vinyl and aluminum windows and screens, doors, chassis, chassis parts, RV slide-out mechanisms and power units, leveling devices, bath and shower units, axles, steps, electric stabilizer jacks, as well as trailers for hauling equipment, boats, personal watercrafts and snowmobiles, and chassis and windows for modular homes and offices. From 47 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management, at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials (particularly steel and related components, vinyl, aluminum, glass and ABS resin), availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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DREW INDUSTRIES INCORPORATED

OPERATING RESULTS

(unaudited)

(In thousands, except per share amounts)	Year Ended December 31,				Quarter Ended December 31,
	2005		2004		2005	2004
Net sales	$669,147		$530,870		$180,787	$132,330
Cost of sales	519,000		414,491		140,105	106,292

Gross profit	150,147		116,379		40,682	26,038
Selling, general and administrative expenses	92,549		72,811		25,017	19,668
Other income	131		428		—	—

Operating profit	57,729		43,996		15,665	6,370
Interest expense, net	3,666		3,139		897	872

Income before income taxes	54,063		40,857		14,768	5,498
Provision for income taxes	20,461		15,749		5,430	2,047

Net income	$33,602	(1)	$25,108	(2)	$9,338	$3,451	(2)

Net income per common share:
Basic	$1.60		$1.22		$.44	$.17

Diluted	$1.56		$1.18		$.43	$.16

Weighted average common shares outstanding:
Basic	21,012		20,564		21,337	20,628

Diluted	21,544		21,198		21,765	21,200

Depreciation and amortization	$11,945		$9,300		$3,558	$2,458

Capital expenditures	$26,092		$27,058		$9,918	$7,277

(1)   Includes after tax charges of $0.8 million ($.04 per diluted share) related to legal proceedings, net of the related adjustment in incentive compensation

(2)   Includes after tax charges of $0.9 million ($.04 per diluted share) related to legal proceedings, net of the related adjustment in incentive compensation

SEGMENT RESULTS

(unaudited)

(In thousands)	Year Ended December 31,			Ended December 31,
	2005		2004	2005	2004
Net sales
RV Segment	$447,854		347,584	$117,977	$84,728
MH Segment	221,293		183,286	62,810	47,602

Total	$669,147		530,870	$180,787	$132,330

Operating profit
RV Segment	$41,738	(3)	31,832	$10,159	$5,234
MH Segment	23,972	(4)	18,547 (5)	7,723	3,049 (5)

Total segments operating profit	65,710		50,379	17,882	8,283
Amortization of intangibles	(1,427)		(1,032)	(392)	(279)
Corporate and other	(6,685)		(5,779)	(1,825)	(1,634)
Other income	131		428	—	—

Operating profit	$57,729		43,996	$15,665	$6,370

(3)	After a charge of $0.4 million related to legal proceedings, net of the related reduction in incentive compensation.
(4)	After a charge of $0.8 million related to legal proceedings, net of the related reduction in incentive compensation.
(5)	After a charge of $1.6 million related to legal proceedings, net of the related reduction in incentive compensation.

DREW INDUSTRIES INCORPORATED

BALANCE SHEET INFORMATION

(unaudited)

	December 31,
(In thousands, except ratios and percents)	2005	2004

Current assets
Cash and cash equivalents	$5,085	$2,424
Accounts receivable, trade, less allowance	33,583	26,099
Inventories	100,617	72,332
Prepaid expenses and other current assets	11,812	10,552

Total current assets	151,097	111,407
Fixed assets, net	116,828	99,781
Goodwill	22,118	16,755
Other intangible assets	10,652	6,070
Other assets	6,733	4,040

Total assets	$307,428	$238,053

Current liabilities
Notes payable, including current maturities of long-term indebtedness	$11,140	$12,121
Accounts payable, accrued expenses and other current liabilities	63,811	42,082

Total current liabilities	74,951	54,203
Long-term indebtedness	62,093	59,303
Other long-term obligations	2,675	2,503

Total liabilities	139,719	116,009
Total stockholders’ equity	167,709	122,044

Total liabilities and stockholders’ equity	$307,428	$238,053

Current ratio	2.0	2.1
Total indebtedness to stockholders’ equity	0.4	0.6
Return on Assets (a)	12.1%	11.8%
Return on Equity (b)	23.5%	23.1%

(a)	Return on assets is net income divided by the average of total assets from the five most recent quarter-end balance sheets.
(b)	Return on equity is net income divided by the average of total stockholders’ equity from the five most recent quarter-end balance sheets.

DREW INDUSTRIES INCORPORATED

SUMMARY OF CASH FLOWS

(unaudited)

(In thousands)

(In thousands)	Year Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$33,602	$25,108
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	11,945	9,300
Deferred taxes	(215)	(1,394)
(Gain) Loss on disposal of fixed assets	(43)	828
Stock based compensation expense	1,341	1,113
Changes in assets and liabilities:
Accounts receivable, net	(7,484)	(6,127)
Inventories	(27,357)	(28,447)
Prepaid expenses and other assets	653	2,232
Accounts payable, accrued expenses and other liabilities	19,660	6,267

Net cash flows provided by operating activities	32,102	8,880

Cash flows from investing activities:
Capital expenditures	(26,092)	(27,058)
Acquisition of businesses	(17,880)	(21,388)
Proceeds from sales of fixed assets	2,663	369
Other investments	(132)	(343)

Net cash flows used for investing activities	(41,441)	(48,420)

Cash flows from financing activities:
Proceeds from line of credit and other borrowings	199,275	221,846
Repayments under line of credit and other borrowings	(197,466)	(190,418)
Exercise of stock options	10,511	2,111
Other	(320)	(356)

Net cash flows provided by financing activities	12,000	33,183

Net increase (decrease) in cash	2,661	(6,357)
Cash and cash equivalents at beginning of period	2,424	8,781

Cash and cash equivalents at end of period	$5,085	$2,424